Exhibit 1.01

bebe stores, inc.
Conflict Minerals Report
For the Year Ended December 31, 2015

This Conflict Minerals Report ("Report") for the calendar year ended December 31, 2015 is presented in accordance with Rule 13p-1 ("Rule 13p-1") under the Securities Exchange Act of 1934 (the "1934 Act"). Please refer to Rule 13p-1, Form SD and the 1934 Act Release No. 34-67716 for definitions to the terms used in this Report, unless otherwise defined herein. This report has been prepared by management of bebe stores, inc. (herein referred to as the "Company", "we", "us" or "our).

We design, develop and produce a distinctive line of contemporary women's apparel and accessories. Our distinctive product offering includes a full range of separates, tops, dresses, active wear and accessories to satisfy the every day wardrobe needs of our clients across all occasions. We design and develop the majority of our merchandise in-house, which is manufactured to our specifications. The remainder is sourced directly from third-party manufacturers.

In accordance with the rules, we performed a reasonable country of origin inquiry ("RCOI") and undertook due diligence to determine the conflict minerals status of the necessary conflict minerals used in our various products. Our due diligence processes and efforts have been developed in conjunction with the 2nd edition of the Organization for Economic Co-operation and Development ("OECD") Due Diligence Guidance for Responsible Supply Chains Of Minerals from Conflict-Affected and High-Risk Areas ("OECD Guidance") and the related supplements for gold and for tin, tantalum and tungsten. The OECD Guidance is an internationally recognized due diligence framework.

This Report has not been subjected to an independent private sector audit as allowed under Rule 13p-1, which provides a temporary accommodation for the 2013, 2014 and 2015 reportable years for smaller reporting companies.

Our RCOI and due diligence procedures included the following:

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We conducted an analysis of our products and found that conflict minerals may be found in the trims and fasteners of our clothing as well as some of our accessories. Therefore, the products we contract to manufacture are subject to the reporting requirements of Rule 13p-1.

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We defined the scope of our conflict minerals due diligence by reaching out to our current suppliers with a survey to help identify items that are likely to contain conflict minerals. As previously reported, in 2012 and 2013 and 2014 we sent out 332 of these scoping surveys to our active suppliers. In 2015 we sent out additional surveys to new suppliers. Vendors that did not respond to the survey were deactivated, with the completion of the survey a condition of reactivation. We then evaluated the responses to this survey, and we continued to send a more detailed conflict minerals due diligence survey to those suppliers of products that potentially contained conflict minerals based on the initial survey. This survey was designed to identify the origin of all conflict minerals.

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In addition, have incorporated language into our Purchase Agreements and directly onto our Purchase Orders with our suppliers requiring our products to be conflict mineral free. We also require that all new vendors partake in our survey as an initiative to be proactive towards preventing the use of conflict minerals in our products.

Despite having conducted a good faith RCOI, we have concluded that our supply chain remains "DRC conflict undeterminable". We reached this conclusion because we have been unable to determine whether the necessary conflict minerals originated in the Covered Countries and, if so, whether the necessary conflict minerals were from recycle or scrap sources, were DRC conflict free or have not been found to be DRC conflict free. Because of the breadth of our products and the complexity of our supply chain, it will take time for many of our suppliers to verify the origin of all of the minerals. Using our supply chain due diligence process, driving accountability within the supply chain by leveraging industry initiatives for conflict free smelter programs, and continuing our outreach efforts we hope to further develop transparency into our supply chain.

In the next compliance period, we intend to implement steps to improve the information gathered from our due diligence to further mitigate the risk that our necessary conflict minerals do not benefit armed groups. The steps may include:

•	Review responses to new surveys sent to new suppliers.

•	Informing suppliers identified as a result of the supply-chain survey and requesting their participation in a program such as the Conflict Free Smelter program to obtain a "conflict free" designation.

•	Continue to identify and assess risks in the Supply Chain.

•	Devise and adopt a risk management plan.